Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Vail Resorts Contacts:

Investor Relations: Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2012 First Quarter Results and Early Season Indicators

BROOMFIELD, Colo. - December 7, 2011 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2012 ended October 31, 2011, as well as certain early season indicators.

Highlights

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Resort net revenue, which includes our Mountain and Lodging segments, increased $11.4 million, or 12.4%, for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011 reflecting the contribution from Northstar, acquired in October 2010, as well as strength of our retail and summer operations.

•

Resort Reported EBITDA loss worsened $10.1 million, or 25.3%, due to the seasonal first quarter losses associated with Northstar in the current year and the receipt of a $2.9 million legal settlement in the prior year, partially offset by Northstar acquisition-related expenses in the prior year.

•

Net loss attributable to Vail Resorts, Inc. in the historical loss first quarter worsened by $12.7 million in the current year due to the above mentioned factors as well as lower real estate revenue as the fiscal 2011 first quarter results included original contract closings associated with the September 2010 completion of the Ritz-Carlton Residences, Vail.

•	Since the beginning of fiscal 2012, five Ritz-Carlton Residences, Vail and four One Ski Hill Place units have been sold for net cash proceeds of $16.3 million.

•	Through December 4, 2011, and compared to the same period last year, season pass sales are up approximately 5% in units and up 13% in sales dollars, including Northstar in both periods.

Commenting on our fiscal 2012 first quarter results, Rob Katz, Chief Executive Officer said, “Our first fiscal quarter is a seasonally low earnings period and historically a loss quarter since our mountain resorts are not open for winter ski operations during the period. The quarter is driven primarily by our late summer mountain activity, dining, retail and lodging operations and administrative expenses for our year-round employees. Mountain net revenue in the quarter

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advanced 21.8% to $49.7 million and increased 12.8% excluding the operations of Northstar, acquired in October 2010. Excluding Northstar, dining revenue improved by $0.5 million, or 13.1%, reflecting the combination of increased summer traffic and the addition of two new restaurants, Ski Hill Grill at Peak 8 in Breckenridge and the Tamarack Lodge at Heavenly. Excluding Northstar, retail/rental also realized strong growth in the quarter with revenue increasing $4.4 million, or 19.8%, boosted by strong pre-season ski sales, especially at our city-based locations, as well as the July 2011 acquisition of the on-line retailer, O2 Gear. Our lodging business reported improved revenue of 4.8% during the first fiscal quarter of 2012 due to the addition of Northstar, a 6.3% improvement in revenue at Grand Teton Lodging Company (“GTLC”), and additional rooms placed into service including at One Ski Hill Place in Breckenridge and The Ritz-Carlton Residences, Vail as well as the Village at Breckenridge, which had been closed for renovation in the fiscal first quarter of 2011. However, the additional rooms in our seasonally low period negatively impacted occupancy levels, contributing to a 12.4% decline in revenue per available room (“RevPAR”) at our owned hotels and managed condominiums. Excluding the increase in rooms, RevPAR was down 3.9%. Our overall performance in Lodging continues to be adversely affected by weakness in group business at Keystone, which is more pronounced outside of the winter season. For the first quarter of fiscal 2012, Resort net revenue increased $11.4 million, or 12.4%, and Resort Reported EBITDA loss worsened by $10.1 million, or 25.3%, reflecting the addition of seasonal losses at Northstar in the first fiscal quarter of 2012 as well as the receipt of a $2.9 million favorable legal settlement related to CME in the prior year, partially offset by transaction expenses associated with the acquisition of Northstar in the prior year. Mountain revenue and expense associated with Northstar in the first quarter of fiscal 2012 totaled $3.7 million and $10.2 million, respectively.”

Regarding Real Estate, Katz said, “While Real Estate net revenue was lower in the first quarter of fiscal 2012 due to original contract closings at the Ritz-Carlton Residences, Vail in the first quarter of fiscal 2011, we are pleased with the rate of new sales at both the Ritz-Carlton Residences, Vail and One Ski Hill Place during the recent summer and fall seasons. During the quarter, we closed on four Ritz-Carlton Residences, Vail and two One Ski Hill Place units, which contributed to the $13.1 million in Real Estate net revenue. While Real Estate Reported EBITDA was a loss of $4.7 million for the first quarter, net cash proceeds from sales totaled approximately $11.5 million in the quarter. After quarter end, the sales momentum has continued, where two additional One Ski Hill Place units and one additional Ritz-Carlton Residence, Vail unit have closed, resulting in net cash proceeds since the start of fiscal 2012 of $16.3 million. To date, we have sold 31 whole ownership units and all 45 fractional units at the Ritz-Carton Residences, Vail and 44 units at One Ski Hill Place. Most importantly, real estate continues to be a significant source of cash flow to the Company.”

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Regarding the upcoming ski season, Katz said, “Our 2011/2012 ski season is just underway and our guests are being greeted by several exciting new capital projects. We have two new on-mountain restaurants, the 10th at Vail, a unique on mountain fine dining experience, and the Zephyr Lodge at Northstar, as well as a new Elway’s restaurant at the Lodge at Vail. Both Beaver Creek and Northstar have new, high speed quad chairlifts that significantly improve access to great terrain and Northstar added new skiable acreage as well. Families visiting Keystone will have a new ice skating rink in the main base area and Breckenridge will benefit from the extensive renovation and rebranding of the former Great Divide Lodge into a DoubleTree by Hilton. We have just opened several new retail stores at Northstar, as well as at our other resorts and in Denver and the San Francisco bay area.”

Katz continued, “The second release of EpicMix, which now includes on-mountain photography, is a huge hit with skiers and riders and is far exceeding our performance last season. While we are only about 5% of the way through the season, we have already increased total guest activations by 37% and posts to Facebook and Twitter from EpicMix are approximately 200,000, or 75% of the total from all of last year, with almost half of the posts containing photos. Each of these photos shows our guests enjoying their experience at our resorts and we have not even begun to realize the benefit of them being shared so broadly across their social networks. What we are seeing is that EpicMix is not just another ski or resort ‘app’, but a groundbreaking integration of what it means to capture and share your vacation experience.”

Moving to our early ski season indicators, Katz said, “All six of our mountain resorts are open and ramping up operations as we prepare for the holiday season. Our metrics, which include season pass sales, lodging bookings, and retail sales, continue to track positively. Season pass sales are up approximately 5% in units and 13% in dollars through December 4, 2011 compared with the same period in the prior year and including Northstar in both periods. We expect the final results of the program to be modestly lower than these increases, as the pace of sales slows in the coming weeks. As a reminder, revenue from season pass sales is recognized over the course of the second and third fiscal quarters and represented approximately 35% of total lift ticket revenue during fiscal 2011. Lodging bookings continue to trend higher, which is attributable to sizable increases at our luxury oriented properties as well as

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strength from several international markets. Based on historical averages, less than 50% of the bookings for the winter season have been made by this time. Lastly, retail sales throughout the fall selling period have remained consistently strong at our city and resort locations, even against strong comparisons. Thus, while it is still early, these trends and indicators are encouraging and we remain cautiously optimistic against the backdrop of uncertainty in the broader economy.”

Katz added, “Our balance sheet remains strong. Following two consecutive seasonally low quarters, we ended the first quarter of fiscal 2012 with Net Debt at 2.3 times trailing twelve months Total Reported EBITDA, down from 2.7 times at the end of the prior year first quarter, and no borrowings under the revolver component of our senior credit facility. We have virtually no principal payments due on debt until 2019.”

Lastly, Katz commented, “We remain committed to returning value to our shareholders. Our Board of Directors has declared a regular quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend of $0.15 per share of common stock will be payable on January 6, 2012 to shareholders of record on December 22, 2011. In addition to our regular quarterly cash dividend, during the quarter ended October 31, 2011 we repurchased 203,377 shares at a cost of approximately $7.9 million, or $38.69 per share.”

Mountain Segment

•	Mountain segment net revenue was $49.7 million in the first quarter of fiscal 2012 compared to $40.8 million in the first quarter of fiscal 2011, a 21.8% improvement.

•	Mountain Reported EBITDA totaled a loss of $48.5 million in the first quarter of fiscal 2012 compared to a loss of $41.6 million in the first quarter of fiscal 2011, a 16.5% decline.

Mountain Reported EBITDA includes $2.6 million and $2.0 million of stock-based compensation expense for the three months ended October 31, 2011 and 2010, respectively.

Our first fiscal quarter historically results in negative Mountain Reported EBITDA, as our ski resorts generally do not open for ski operations until our second fiscal quarter. The first fiscal quarter consists primarily of operating and administrative expense plus summer business and retail operations.

Total Mountain net revenue increased $8.9 million, or 21.8%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010, which increase includes

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$3.7 million of revenue from Northstar, which was acquired on October 25, 2010 in the prior fiscal year. Excluding the impact of Northstar, total Mountain net revenue increased $5.2 million, or 12.8%.

Dining revenue increased $1.5 million, or 37.5%, for the three months ended October 31, 2011 compared to the same period in the prior year, which includes $1.0 million of incremental revenue from Northstar. Excluding Northstar, dining revenues increased $0.5 million, or 13.1%, which is primarily attributable to the addition of two new on-mountain dining venues, which also are used for summer and wedding activities, combined with an increase in summer visitation related to summer activities.

Retail/rental revenue increased $4.9 million, or 22.3%, for the three months ended October 31, 2011 compared to the same period in the prior year which includes $0.5 million of incremental revenue from Northstar in the current fiscal year. Excluding Northstar, retail/rental revenue increased $4.4 million, or 19.8%, which was driven by higher retail sales at our Colorado front range stores and Any Mountain stores (in the San Francisco bay area) and was primarily attributable to strong sales at pre-ski season sales events and improved retail sales at our Vail and Beaver Creek mountain resort stores. Additionally, the retail/rental revenue increase was partly attributable to the acquisition in July 2011 of an on-line retailer which generated $2.1 million in revenue during the three months ended October 31, 2011.

Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), summer visitation and other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue. For the three months ended October 31, 2011, other revenue increased $2.4 million, or 16.7%, compared to the three months ended October 31, 2010, which includes $2.1 million of incremental revenue from Northstar. Excluding Northstar, other revenue increased $0.3 million, or 2.0%, which benefited from an increase in summer activities revenue of $0.5 million primarily occurring at Breckenridge, which benefited from the addition of an alpine coaster that was placed in service in the second quarter of fiscal 2011, partially offset by a decrease of $0.3 million in municipal services revenue (primarily transportation services provided on behalf of certain municipalities).

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Operating expense increased $15.4 million, or 18.5%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010, which includes $10.2 million of incremental operating expense from Northstar in the current fiscal quarter. Additionally, operating expense for the three months ended October 31, 2010 included $3.1 million of acquisition related costs (included in general and administrative in the prior year) associated with Northstar. Excluding the expenses associated with Northstar for both the current and prior year fiscal quarters, operating expense increased $8.3 million, or 10.4%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010. Labor and labor-related benefits increased $2.7 million, or 10.8%, excluding Northstar, largely due to an increase in staffing levels for retail/rental operations driven by increased sales volume and the addition of new stores (including the acquisition of our online retailer). Additionally, labor and labor-related benefits were impacted by increased volume in dining and summer activities as previously discussed. Retail cost of sales increased $2.0 million, or 15.7%, excluding Northstar, due to increased volume in retail sales, partially offset by improved gross margins. General and administrative expense, excluding prior year Northstar acquisition related costs, increased $3.3 million, or 15.5%, primarily due to higher Mountain segment component of corporate costs which included increased sales and marketing expenditures. Other expense increased $0.4 million, or 1.8%, excluding Northstar, primarily due to increased resort related fees (including Forest Service fees, other resort-related fees, credit card fees and commissions), due to overall increases in revenue upon which those fees are based, increased food and beverage cost of sales due to an increase in dining revenue and higher fuel and utilities costs, largely offset by $0.9 million in assessments for extensive renovations incurred in the prior year related to a commercial property in Breckenridge in which we are a tenant.

Mountain equity investment income primarily includes our share of income from the operations of a real estate brokerage joint venture. The decrease in equity investment income for the three months ended October 31, 2011 is primarily due to decreased commissions earned by the brokerage compared to the three months ended October 31, 2010.

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Lodging Segment

•	Lodging segment net revenue was $53.6 million in the first quarter of fiscal 2012 compared to $51.1 million in the first quarter of fiscal 2011, a 4.8% increase.

•	First fiscal quarter 2012 average daily rate (“ADR”) increased 6.3% and RevPAR declined 12.4% at the Company’s owned hotels and managed condominiums compared to the prior year first fiscal quarter.

•

Lodging Reported EBITDA was a negative $1.7 million in the first quarter of fiscal 2012 compared to a positive $1.5 million in the first quarter of fiscal 2011. Fiscal 2011 first quarter Lodging segment results benefited from a legal settlement of $2.9 million (net of legal expenses) not included in the current year results.

Lodging Reported EBITDA includes $0.6 million of stock-based compensation expense for both the three months ended October 31, 2011 and 2010.

Revenue from owned hotel rooms increased $0.3 million, or 2.4%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010, which was driven primarily by an increase in transient and group revenue at GTLC. GTLC’s room revenue was $7.8 million for the three months ended October 31, 2011 resulting in an increase of $0.6 million, or 7.8%, compared to the three months ended October 31, 2010, and primarily was driven by an increase in ADR. Owned hotel room revenue was adversely impacted by a decline in group business at our Keystone resort, resulting in a decrease in group room revenue of $0.3 million. Revenue from managed condominium rooms increased $0.8 million, or 16.6%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010, and was primarily attributable to the addition of managed condominium rooms in the Lake Tahoe region. Partially offsetting the increase in revenue from the additional managed condominium rooms was a decline in Keystone managed condominium room revenue of $0.3 million due to a decline in occupancy of 6.1 percentage points driven by the decline in group business at our Keystone resort.

Dining revenue for the three months ended October 31, 2011 decreased $0.4 million, or 4.0%, as compared to the three months ended October 31, 2010, due to a decrease in group visitation primarily at our Keystone resort ($0.6 million decrease in revenue), partially offset by an increase in dining revenue at GTLC. Golf revenues increased $0.5 million, or 7.9%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010, primarily due to the addition of a golf course at Northstar as part of the acquisition of that resort. Other revenue increased $0.3 million, or 3.4%, in the three months ended October 31, 2011 compared to the three months ended October 31, 2010, primarily due to an increase in ancillary revenue at GTLC.

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Operating expense increased $4.7 million, or 11.0%, for the three months ended October 31, 2011 compared to the three months ended October 31, 2010, excluding expense related to payroll cost reimbursement. Operating expense during the three months ended October 31, 2010 benefited from the receipt of $2.9 million, net of legal expenses (included as a credit in other expense), for the settlement of alleged damages related to the CME acquisition. Excluding the impact of this item, operating expense increased $1.8 million, or 3.9%, during the three months ended October 31, 2011, compared to the same period in the prior year. Labor and labor-related benefits increased $0.7 million, or 3.2%, primarily due to the addition of managed condominiums in the Lake Tahoe region. General and administrative expense increased $0.5 million, or 6.4%, primarily due to an increase in estimated uncollectible accounts receivable. Other expense, excluding the CME settlement, increased $0.7 million, or 3.8%, primarily due to operating costs associated with the addition of managed condominiums in the Lake Tahoe region and an increase in variable operating costs associated with higher revenue including credit card fees, supplies and other operating expense, partially offset by $0.4 million of renovation expenses incurred in the same period in the prior year related to a property in Breckenridge.

Revenue from payroll cost reimbursement and the corresponding reimbursed payroll costs relates to payroll costs at managed hotel properties where we are the employer and all payroll costs are reimbursed by the owners of the properties under contractual arrangements. Since the reimbursements are made based upon the costs incurred with no added margin, the revenue and corresponding expense have no effect on our Lodging Reported EBITDA.

Resort – Combination of Mountain and Lodging Segments

•	Resort net revenue was $103.3 million in the first quarter of fiscal 2012 compared to $91.9 million in the first quarter of fiscal 2011, a 12.4% improvement.

•	Resort Reported EBITDA was a loss of $50.2 million in the first quarter of fiscal 2012 compared to a loss of $40.0 million in the first quarter of fiscal 2011, a 25.3% decline.

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Real Estate Segment

•	Real Estate segment net revenue was $13.1 million in the first quarter of fiscal 2012 compared to $149.3 million in the first quarter of fiscal 2011.

•	Real Estate Reported EBITDA was negative $4.7 million in the first quarter of fiscal 2012 compared to a positive $4.2 million in the first quarter of fiscal 2011.

Real Estate Reported EBITDA includes $0.9 million and $0.8 million of stock-based compensation expense for the three months ended October 31, 2011 and 2010, respectively.

Our Real Estate net revenue is primarily determined by the timing of closings and the mix of real estate sold in any given period. Different types of projects have different revenue volumes and profit margins; therefore, as the real estate inventory mix changes it can greatly impact Real Estate segment net revenue, operating expense and Real Estate Reported EBITDA.

Real Estate segment net revenue for the three months ended October 31, 2011 was driven by the closing of four condominium units at The Ritz-Carlton Residences, Vail ($9.2 million of revenue with an average selling price per unit of $2.3 million and an average price per square foot of $1,118) and two condominium units at One Ski Hill Place ($3.3 million of revenue with an average selling price per unit of $1.6 million and an average price per square foot of $1,046). The average price per square foot of both these projects is driven by their premier locations and the comprehensive and exclusive amenities related to these projects.

Operating expense for the three months ended October 31, 2011 included cost of sales of $10.9 million resulting from the closing of four condominium units at The Ritz-Carlton Residences, Vail (average cost per square foot of $988) and from the closing of two condominium units at One Ski Hill Place (average cost per square foot of $867). The cost per square foot for both these projects is reflective of the high-end features and amenities and high construction costs associated with mountain resort development. Additionally, sales commissions of approximately $0.7 million were incurred commensurate with revenue recognized. Other operating expense of $6.2 million (including $0.9 million of stock-based compensation expense) was primarily comprised of general and administrative costs which includes marketing expense for the real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor-related benefits and allocated corporate costs.

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Total Performance

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Total net revenue was $116.4 million in the first quarter of fiscal 2012 compared to $241.2 million in the first quarter of fiscal 2011, the decline driven primarily by the timing of real estate closings.

•

Net loss attributable to Vail Resorts, Inc. was $55.7 million, or a loss of $1.54 per diluted share, in the first quarter of fiscal 2012 compared to a net loss attributable to Vail Resorts, Inc. of $43.0 million, or a loss of $1.20 per diluted share, in the first quarter of fiscal 2011.

Balance Sheet

As of October 31, 2011, we had cash and cash equivalents on hand of $44.7 million, Net Debt of 2.3 times trailing twelve months Total Reported EBITDA, and no revolver borrowings under our $400 million senior credit facility that has $332.7 million available for borrowing after considering $67.3 million in currently issued letters of credit.

Stock Repurchase Program

We repurchased 203,377 shares at a cost of approximately $7.9 million, or $38.69 per share, during the three months ended October 31, 2011. Since inception of this stock repurchase plan in 2006, and through October 31, 2011, we have repurchased an aggregate of 4,468,181 shares at a cost of approximately $170.7 million, or $38.20 per share. As of October 31, 2011, 1,531,819 shares remained available to repurchase under the existing repurchase authorization. The repurchases under this program are reviewed by our Board of Directors quarterly and are based on a number of factors, including our expected future financial performance, our available cash resources and competing uses for cash that may arise in the future, the restrictions in our senior credit facility and in the indenture governing the outstanding 6.50% senior subordinated notes, prevailing prices of our common stock and the number of shares that become available for sale at prices that we believe are attractive.

Outlook

Regarding the fiscal 2012 outlook, Katz continued, “Our guidance of 8-12% growth in Resort Reported EBITDA, adjusted for certain one-time factors, remains unchanged. Based on our current estimates, our fiscal 2012 guidance range anticipates Resort Reported EBITDA of between $233 million and $243 million. It is important to note that included in our estimates for Resort Reported EBITDA for fiscal 2012 is an estimated $7.2 million seasonal loss associated with owning Northstar, which did not occur in fiscal 2011. However, fiscal 2012 will not include $4.1 million of one-time Northstar acquisition related expenses that occurred primarily in the first quarter of fiscal

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2011. Finally, the first fiscal quarter of 2011 benefited from a $2.9 million favorable litigation settlement in the Lodging segment. Our Real Estate segment results are impacted in any given year by the timing and mix of real estate sold and closed. For fiscal 2012, we are anticipating net proceeds from real estate sales to total $35-$45 million partially offset by Real Estate Reported EBITDA of between negative $16 million to negative $24 million, including approximately $3 million of non-cash stock compensation expense, resulting in estimated net positive cash flow from real estate of $20-$30 million. On November 30, 2011 we announced a reorganization in our Lodging Division. Our guidance includes the expected impact in fiscal 2012 from such changes.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2012, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2012.

	Fiscal 2012 Guidance (In thousands) For the Year Ending July 31, 2012
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$225,000	$235,000
Lodging Reported EBITDA (2)	5,000	11,000

Resort Reported EBITDA (3)	233,000	243,000
Real Estate Reported EBITDA (4)	(24,000)	(16,000)

Total Reported EBITDA	209,000	227,000
Depreciation and amortization	(128,000)	(129,500)
Loss on disposal of fixed assets, net	(680)	(1,025)
Investment income	1,000	1,000
Interest expense, net	(33,000)	(33,000)

Income before provision for income taxes	48,320	64,475
Provision for income taxes	(18,410)	(24,565)

Net income	29,910	39,910
Net loss attributable to the noncontrolling interests	90	90

Net income attributable to Vail Resorts, Inc.	$30,000	$40,000

(1)	Mountain Reported EBITDA includes approximately $8 million of stock-based compensation.
(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.
(3)	Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.
(4)	Real Estate Reported EBITDA includes approximately $3 million of stock-based compensation.

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Earnings Conference Call

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly and Northstar California ski resorts in the Lake Tahoe area of California and Nevada, and certain National Park Service concessionaire properties including Grand Teton Lodge Company and Flagg Ranch in Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including our fiscal 2012 financial outlook and guidance, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to, prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to

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terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms “Reported EBITDA” and “Net Debt” when reporting our financial results, which terms are non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. See “Reconciliation of Non-GAAP Financial Measures” below for more information. In addition, for the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance.

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Vail Resorts, Inc.

Consolidated Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,
	2011	2010
Net revenue:
Mountain	$49,670	$40,779
Lodging	53,594	51,117
Real estate	13,109	149,261

Total net revenue	116,373	241,157
Segment operating expense:
Mountain	98,555	83,136
Lodging	55,301	49,574
Real estate	17,847	145,063

Total segment operating expense	171,703	277,773
Other operating (expense) income:
Depreciation and amortization	(28,930)	(27,732)
(Loss) gain on disposal of fixed assets, net	(114)	92

Loss from operations	(84,374)	(64,256)
Mountain equity investment income, net	430	780
Investment income	64	238
Interest expense, net	(8,241)	(7,936)

Loss before benefit from income taxes	(92,121)	(71,174)
Benefit from income taxes	36,387	28,114

Net loss	$(55,734)	$(43,060)
Net loss attributable to noncontrolling interests	25	37

Net loss attributable to Vail Resorts, Inc.	$(55,709)	$(43,023)

Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.54)	$(1.20)

Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.54)	$(1.20)

Cash dividends declared per share	$0.15	$—

Weighted average shares outstanding:
Basic	36,066	35,938

Diluted	36,066	35,938

Other Data (unaudited):
Mountain Reported EBITDA	$(48,455)	$(41,577)
Lodging Reported EBITDA	$(1,707)	$1,543

Resort Reported EBITDA	$(50,162)	$(40,034)
Real Estate Reported EBITDA	$(4,738)	$4,198

Total Reported EBITDA	$(54,900)	$(35,836)

Mountain stock-based compensation	$2,560	$1,952
Lodging stock-based compensation	$602	$556

Resort stock-based compensation	$3,162	$2,508
Real Estate stock-based compensation	$870	$790

Total stock-based compensation	$4,032	$3,298

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Vail Resorts, Inc.

Mountain Segment Operating Results

(In thousands)

(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2011	2010	(Decrease)
Net Mountain revenue:
Lift tickets	$—	$—	—%
Ski school	—	—	—%
Dining	5,647	4,106	37.5%
Retail/rental	26,964	22,053	22.3%
Other	17,059	14,620	16.7%

Total Mountain net revenue	$49,670	$40,779	21.8%

Mountain operating expense:
Labor and labor-related benefits	$29,540	$24,682	19.7%
Retail cost of sales	15,530	12,657	22.7%
General and administrative	26,495	24,189	9.5%
Other	26,990	21,608	24.9%

Total Mountain operating expense	$98,555	$83,136	18.5%

Mountain equity investment income, net	430	780	(44.9)%

Mountain Reported EBITDA	$(48,455)	$(41,577)	(16.5)%

VAIL RESORTS, INC.

Vail Resorts, Inc.

Lodging Operating Results

(In thousands, except ADR and RevPAR)

(Unaudited)

	Three months ended October 31,		Percentage Increase
	2011	2010	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,032	$11,753	2.4%
Managed condominium rooms	5,546	4,756	16.6%
Dining	9,557	9,956	(4.0)%
Transportation	1,702	1,754	(3.0)%
Golf	7,445	6,898	7.9%
Other	9,577	9,261	3.4%

	45,859	44,378	3.3%
Payroll cost reimbursement	7,735	6,739	14.8%

Total Lodging net revenue	$53,594	$51,117	4.8%

Lodging operating expense:
Labor and labor-related benefits	$22,569	$21,866	3.2%
General and administrative	7,528	7,072	6.4%
Other	17,469	13,897	25.7%

	47,566	42,835	11.0%
Payroll cost reimbursement	7,735	6,739	14.8%

Total Lodging operating expense	$55,301	$49,574	11.6%

Lodging Reported EBITDA	$(1,707)	$1,543	(210.6)%

Owned hotel statistics:
ADR	$188.98	$179.52	5.3%
RevPar	$102.50	$107.49	(4.6)%
Managed condominium statistics:
ADR	$191.20	$176.25	8.5%
RevPar	$29.15	$33.19	(12.2)%
Owned hotel and managed condominium statistics (combined):
ADR	$189.70	$178.53	6.3%
RevPar	$56.30	$64.25	(12.4)%

Key Balance Sheet Data

(In thousands)

(Unaudited)

	As of October 31,
	2011	2010
Real estate held for sale and investment	$263,130	$296,981
Total Vail Resorts, Inc. stockholders’ equity	$763,430	$748,141
Long-term debt	$490,377	$513,007
Long-term debt due within one year	1,063	1,958

Total debt	491,440	514,965
Less: cash and cash equivalents	44,738	19,578

Net debt	$446,702	$495,387

VAIL RESORTS, INC.

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company’s financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2011 and 2010.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2011	2010
Mountain Reported EBITDA	$(48,455)	$(41,577)
Lodging Reported EBITDA	(1,707)	1,543

Resort Reported EBITDA*	(50,162)	(40,034)
Real Estate Reported EBITDA	(4,738)	4,198

Total Reported EBITDA	(54,900)	(35,836)
Depreciation and amortization	(28,930)	(27,732)
(Loss) gain on disposal of fixed assets, net	(114)	92
Investment income	64	238
Interest expense, net	(8,241)	(7,936)

Loss before benefit from income taxes	(92,121)	(71,174)
Benefit from income taxes	36,387	28,114

Net loss	(55,734)	(43,060)

Net loss attributable to noncontrolling interests	25	37

Net loss attributable to Vail Resorts, Inc.	$(55,709)	$(43,023)

*	Resort represents the sum of Mountain and Lodging

VAIL RESORTS, INC.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2011.

(In thousands) (Unaudited) Twelve Months Ended October 31, 2011
Mountain Reported EBITDA	$206,289
Lodging Reported EBITDA	5,505

Resort Reported EBITDA*	211,794
Real Estate Reported EBITDA	(13,971)

Total Reported EBITDA	197,823
Depreciation and amortization	(119,155)
Loss on disposal of fixed assets, net	(761)
Asset impairment charge	(2,561)
Investment income	545
Interest expense, net	(33,946)
Loss on extinguishment of debt	(7,372)

Income before provision for income taxes	34,573
Provision for income taxes	(12,825)

Net income	$21,748
Net loss attributable to noncontrolling interests	55

Net income attributable to Vail Resorts, Inc	$21,803

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2011.

	(In thousands) (Unaudited) As of October 31, 2011
Long-term debt	$490,377
Long-term debt due within one year	1,063

Total debt	491,440
Less: cash and cash equivalents	44,738

Net debt	$446,702

Net debt to Total Reported EBITDA	2.3	x